Exhibit 99.1

Real Goods Solar Reports Second Quarter Fiscal 2009 Results

Boulder, CO, August 5, 2009 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading residential solar energy integrator, today announced results for its second quarter ended June 30, 2009.

Revenue for the second quarter of 2009 increased 43.8% to $12.7 million from $8.8 million recorded in the same period last year, primarily due to acquisitions.

Gross profit increased to $3.3 million, or 25.8% of revenue, for the quarter from $2.6 million, or 29.8% of revenue, in the comparable period last year. The decrease in gross margin percentage primarily reflects an increased mix of commercial installations and the consolidation of 2008 acquisitions which have traditionally produced lower gross profit margins.

Operating expenses as a percent of revenue increased to 33.2% for the quarter, from 31.3% in the comparable period last year. This increase primarily reflects incremental costs associated with being a public company and integration costs related to the Company’s historical acquisitions. As of June 30, the entire organization was on a single set of systems and integration costs were essentially complete.

Net loss for the second quarter was $0.6 million, or $0.03 per share, as compared to a net loss of $27 thousand, or $0.00 per share, for the comparable period last year.

For the six months ended June 30, 2009, revenue was $22.2 million, a 44.4% increase from $15.4 million in the comparable period last year. Net loss totaled $2.0 million, or $0.11 per share, compared to a net loss of $0.3 million, or $0.03 per share, for the six months ended June 30, 2008.

Results for 2008 do not include Real Goods Solar’s acquisitions of Independent Energy Systems and Regrid Power, related integration costs, nor most of the costs associated with being a public company.

“While we aren’t satisfied with any quarter in which we show a net loss, we are pleased with the progress we have made during these challenging economic times,” commented Tom McCalmont, Chief Executive Officer. “Bookings started to come alive again during the second quarter and we began to see the effects of this in our reported revenue. While the economic environment may remain challenging for quite some time, consumers are becoming increasingly compelled to move forward with solar due to the 30% federal tax credit and lower module prices. The shortened payback periods and improved returns on investment continue to accelerate the growth of the market. We believe we will see the positive effects of these factors in the third quarter with revenue growing to between $18 and $20 million. With more of this incremental growth coming from commercial installations, our gross margin for the third quarter will be lower than historical levels due to the resulting change in overall revenue mix.”

“Optimizing our cost structure and preserving cash continued to be high priorities during the second quarter,” said Erik Zech, Chief Financial Officer. “We started to see the benefits of our efforts during the second quarter with operating expenses as a percentage of revenue down by 14.6% as compared to the first quarter of 2009, resulting in a significantly smaller overall net loss. We also made improvements to our balance sheet during the quarter, primarily by further reducing our inventory. As a result of these efforts, our cash position remained strong at $12.5 million at quarter end.”

Real Goods Solar also announced today that it has signed a large multi-site contract with Northrop Grumman to design and install three large solar electric systems on two separate U.S. Navy bases in the southwestern United States. Due to the remote nature of these locations, solar PV systems were the ideal choice to meet the demands of these sites. Construction of the systems is scheduled to begin in the fourth quarter of 2009 and to be completed in the subsequent 4 to 6 months.

Real Goods Solar announced that it will host a conference call tomorrow, August 6, 2009, at 8:30 a.m. PDT (11:30 a.m. EDT) to review the second quarter results.

Dial-in No.:	877-941-8633 (domestic) or 480-629-9820 (international)
Passcode:	Real Goods

A replay of the call will begin approximately two hours after the end of the call and will continue until midnight EDT on August 13, 2009.

Replay number:	800-406-7325 (domestic) or 303-590-3030 (international)
Pin:	4123261

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a leading residential solar energy integrator, having installed over 4,500 solar systems. Real Goods Solar offers turnkey solar energy services, and has 30 years of experience in residential solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. For more information about Real Goods Solar, please visit www.realgoodssolar.com, or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Contact:	Erik Zech
Chief Financial Officer
415-456-2800 x107
erik.zech@realgoods.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30, 2009		Three Months Ended June 30, 2008
Net revenue	$12,713	100.0%	$8,841	100.0%

Cost of goods sold	9,435	74.2%	6,203	70.2%

Gross profit	3,278	25.8%	2,638	29.8%

Operating expenses	4,217	33.2%	2,770	31.3%

Loss from operations	(939)	-7.4%	(132)	-1.5%

Interest income	—	0.0%	84	1.0%

Loss before income taxes	(939)	-7.4%	(48)	-0.5%

Income tax benefit	(358)	-2.8%	(17)	-0.2%

Net loss	(581)	-4.6%	(31)	-0.3%

Net loss attributable to the noncontrolling interest	—	0.0%	4	0.0%

Net loss attributable to Real Goods Solar, Inc.	$(581)	-4.6%	$(27)	-0.3%

Weighted-average shares outstanding:
Basic	18,270		13,085
Diluted	18,270		13,085

Net loss per share attributable to Real Goods Solar, Inc. common shareholders:
Basic	$(0.03)		$0.00
Diluted	$(0.03)		$0.00

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Six Months Ended June 30, 2009		Six Months Ended June 30, 2008
Net revenue	$22,244	100.0%	$15,409	100.0%

Cost of goods sold	16,664	74.9%	10,934	71.0%

Gross profit	5,580	25.1%	4,475	29.0%

Operating expenses	8,771	39.5%	5,096	33.1%

Loss from operations	(3,191)	-14.4%	(621)	-4.1%

Interest income	—	0.0%	84	0.6%

Loss before income taxes	(3,191)	-14.4%	(537)	-3.5%

Income tax benefit	(1,239)	-5.6%	(209)	-1.4%

Net loss	(1,952)	-8.8%	(328)	-2.1%

Net loss (income) attributable to the noncontrolling interest	—	0.0%	(5)	0.0%

Net loss attributable to Real Goods Solar, Inc.	$(1,952)	-8.8%	$(333)	-2.1%

Weighted-average shares outstanding:
Basic	18,081		11,551
Diluted	18,081		11,551

Net loss per share attributable to Real Goods Solar, Inc. common shareholders:
Basic	$(0.11)		$(0.03)
Diluted	$(0.11)		$(0.03)

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	June 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,543	$12,339
Accounts receivable, net	6,909	7,711
Inventory	4,374	9,170
Deferred costs on uncompleted contracts	612	970
Deferred advertising costs	230	251
Receivable and deferred tax assets	465	704
Other current assets	821	332

Total current assets	25,954	31,477

Property and equipment, net	5,106	5,298
Goodwill	732	—
Deferred tax assets	3,800	2,239
Other assets	1,006	1,051

Total assets	$36,598	$40,065

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,949	$6,501
Accrued liabilities	1,784	1,135
Deferred revenue on uncompleted contracts	109	400
Payable to Gaiam	924	1,111

Total current liabilities	6,766	9,147

Commitments and contingencies

Shareholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 16,121,113 and 15,736,683 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	1	1
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 2,153,293 shares shares issued and outstanding at June 30, 2009 and December 31, 2008	—	—
Additional paid-in capital	60,238	59,372
Accumulated deficit	(30,407)	(28,455)

Total shareholders’ equity	29,832	30,918

Total liabilities and shareholders’ equity	$36,598	$40,065